As filed with the Securities and Exchange Commission on August 21, 2007

Registration No. 333-130878
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM F-1
ON
FORM F-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

VUANCE LTD.
(f/k/a SuperCom Ltd.)
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of the Registrant’s name into English)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Sagid House “Hasharon Industrial Park”
P.O.B. 5039
Qadima 60920, ISRAEL
Tel: (972)(9) 889-0800
Fax: (972)(9) 889-0820

(Address and telephone number of Registrant’s principal executive offices)

SuperCom, Inc.
2010 Corporate Ridge, Suite 700
McLean, VA 22102-7838
(703) 749-7717
(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Yaacov M. Gross, Esq.
Gal Eschet, Esq.
Morrison & Foerster LLP
1290 Avenue of the Americas
New York, NY 10104
Tel: (212) 468-8012
Fax: (212) 468-7900

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 436, please check the following box.    ☐

Explanatory Note:

This Post-Effective Amendment No. 2 is being filed to amend and update the Company’s Form F-1 Registration Statement filed on January 6, 2006 (No. 333-130878), as previously amended by Amendment No. 1 on January 13, 2006, and Post-Effective Amendment No. 1 on September 26, 2006. Pursuant to Rule 429 under the Securities Act of 1933 the prospectus included in this Registration Statement is a combined prospectus and relates also to Registration Statement No. 333-120159, previously filed by Company on Form F-1 on November 2, 2004, as amended by Post-Effective Amendment No. 1 on September 12, 2005. This Registration Statement also constitutes Post-Effective Amendment No. 2 to Registration Statement No. 333-120159.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per ordinary share	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
Ordinary shares, par value NIS 0.0588235 per share (2)	2,232,602		N/A	N/A
Total	2,232,602		N/A	N/A

(1) The Registrant previously paid the registration fee at the time of the filing of its initial Registration Statement on January 6, 2006 and Registration Statement No. 333-120159 on November 2, 2004.

(2) Includes 516,685 ordinary shares being registered for resale by the selling shareholders which may be issuable upon exercise of warrants pursuant to agreements between the Registrant and those selling shareholders. Pursuant to Rule 416 under the Securities Act, there are also being registered hereby an additional indeterminate number of ordinary shares as may become issuable to the selling shareholders to prevent dilution from stock splits, stock dividends and similar transactions.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, dated August 21, 2007

Vuance Ltd.

2,232,602 Ordinary Shares

This prospectus relates to the resale from time to time of up to 2,232,602 ordinary shares that have been issued or are issuable to the selling shareholders named in this prospectus or their transferees. Of the ordinary shares offered hereby (1) 1,715,917 ordinary shares were issued to the selling shareholders described below, and (2) 516,685 ordinary shares are issuable upon exercise of warrants issued to the selling shareholders.

We will not receive any proceeds from sales of the ordinary shares offered pursuant to this prospectus, but we will receive proceeds from the exercise of warrants. We will pay all expenses of registering the securities. The selling shareholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders and any agents or broker-dealers that participate with the selling shareholders in the distribution of the ordinary shares may be considered “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and, in that event, any commissions received by them and any profit on the resale of the shares may be considered underwriting commissions or discounts under the Securities Act.

Vuance’s ordinary shares are quoted on the OTC Bulletin Board under the symbol “VUNCF.” On August 20, 2007, the last sale price of Vuance’s ordinary shares as reported on the OTC Bulletin Board was $4.61.

You should consider carefully the risk factors beginning on page 8 of this prospectus before you invest in the ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 21, 2007

Table of Contents

NOTE REGARDING FORWARD-LOOKING STATEMENTS	3

Summary	4

OUR BUSINESS	4
Transactions with Selling Shareholders	5
Risk Factors	8

Capitalization and Indebtedness	27
Reasons for the Offer and Use of Proceeds	27
Interests of Experts and Counsel	27
The Offering and Listing	28
Price Range of Our Shares	29
Plan of Distribution	31
Selling Shareholders	32
Expenses	38
Description of Ordinary Shares	38
Foreign Exchange Controls and Other Limitations	38
Experts	39
Legal Matters	39
Material Changes	39
Incorporation of certain documents by reference	39
Where You Can Find More Information	40
Disclosure of Commission Position on Indemnification For Securities Act Liabilities	40
Enforceability of Civil Liabilities	40

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference (“Prospectus”) contain “forward-looking statements” with the meaning of the United States Private Securities Litigation Reform Act of 1995 that are not historical facts but rather reflect our present expectation concerning future results and events. Words such as “anticipate,” “estimate,” “expects,” “may,” “projects,” “intends,” “plans,” “believes,” “would,” “could” and words and terms of similar substance used in connection with any discussion of future operating or financial performance may identify forward-looking statements. These forward looking statements include, but are not limited to, statements regarding: (i) our belief about our competitive position in the security access, tracking, asset management and monitoring, active RFID, disaster recovery and incidental response management markets, and our ability to become a key technological player in such markets; (ii) our belief about the commercial possibilities for our products in such markets; (iii) our expectation to leverage our current products and technologies for the development of new applications and penetration to additional markets; (iv) our expectation to continue to participate in the government market; (v) our belief about our ability to leverage our public sector experience into the commercial sector; (vi) our belief regarding the effects of competitive pricing on our margins, sales and market share; (vii) our expectations regarding the effects of the legal proceedings we are involved in on our sales and operating performance, including our belief regarding the merit of the claim of the Department for Resources Supply of the Ministry of Ukraine against us; (viii) our belief regarding the fluctuations of our operating results, including our belief about the effects of inflation and the fluctuation of the NIS/dollar exchange rate on our operating results; (ix) our expectations about our future revenues (or absence of revenues); (x) our expectations about the effects of seasonality on our revenues and operating results; (xi) our expectations regarding development and introduction of future products; (xii) our expectations regarding revenues from our existing customer contracts and purchase orders, including, without limitation, the value of our agreement for our end-to-end system for a national multi ID issuing and control system with the government of a European country, and our expectations for increased revenues from sales of additional technology and raw materials to such government; (xiii) our expectations regarding the success of our new active RFID technology and our IRMS product; (xiv) our expectations regarding the effectiveness of our marketing programs and generation of business from those programs, including our ability to continue to sell products through strategic alliances and our belief about the role customer service plays in our sales and marketing programs; (xv) our anticipation that sales to a relatively small number of customers will continue to account for significant portion of our net sales; (xvi) our expectations regarding the mix of our sources of revenues; (xvii) our belief about the sufficiency of our capital resources and other sources of liquidity to fund our planned operations; (xiii) our expectations regarding our recurring revenues and backlog ;; (xix) our belief that we have not been a passive foreign investment company (PFIC) for U.S. tax purposes; and (xx) our belief regarding the impact of recently issued accounting pronouncements (see note 2(z.a) to the financial statements included by refernce in this report) and adoption of new accounting pronouncements in the future on our earnings and operating results. All forward-looking statements are based on our management’s present assumptions and beliefs in light of the information currently available to us. Actual results, levels of activity, performance or achievements may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including: changes in demand for our products; market conditions in our industry and the economy as a whole; variation, expansions or reductions in the mix of our product offerings; the timing of our product introductions; increased competition; introduction of new competing technologies; the increase of unexpected expenses; and such other factors discussed below under the captions “Risk Factors” and elsewhere in this Prospectus. We are not under any obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section, and you are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this Prospectus.

Summary

You should read the following summary together with the more detailed information about us, the securities that may be sold from time to time, and our financial statements and the notes to them, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

In this Prospectus, “we,” “us,” “our,” “Company,” “Registrant” and “Vuance” refer to Vuance Ltd., an Israeli company, and our subsidiaries; and unless otherwise specified or unless the context otherwise requires, all references to “$” or “dollars” are to the lawful currency of the United States, all references to “NIS” or “New Israeli Shekels” are to the lawful currency of Irael, and all references to “Euros,” “EUR” “(euro),” or “€” are to the lawful currency of the European Union. Except as otherwise indicated, the financial statements of and information regarding Vuance are presented in U.S. dollars

Unless otherwise indicated herein, the prices and quantities of our ordinary shares provided in this annual report reflect the 1 to 5.88235 share consolidation (reverse share split) that we completed on April 29, 2007 and became effective for trading purpose as of May 14, 2007.

OUR BUSINESS

Business Overview

We develop and market incident response management and tracking solutions for public safety agencies, commercial customers and governmental organizations. We currently offer two principal product suites to our customers, both of which we have developed recently:

•
IRMS Suite, an incident response management system, used to facilitate the authentication and flow of on-site personnel in disaster recovery operations, including police, fire and emergency medical service departments and other governmental agencies complying with U.S. Department of Homeland Security requirements; and

•
PureRF Suite, an active radio frequency identification (RFID) system that utilizes radio frequency communications to track assets, people and objects for potential governmental agency and commercial customers.

From 1988 to 2006, our principal business was the design, development and marketing of advanced smart card and identification technologies and products for governmental and commercial customers in Europe, Asia and Africa. In 2006, we decided to sell this business (our “E-ID Division”) in order to focus on opportunities in the United States for our IRMS and active RF tracking businesses. On December 31, 2006, we sold the E-ID Division to On Track Innovations Ltd. (“OTI”), an Israeli public company, for 2,827,200 restricted ordinary shares of OTI (the “OTI Transaction”). We expect to continue to receive revenues from certain projects that were not transferred to OTI, until 2016.

We believe that our exposure to the governmental market and experience in customizing solutions in our former E-ID Division will contribute to our ability to develop and market products in our IRMS and active RFID tracking businesses. We currently concentrate our marketing efforts for our IRMS and active RF tracking systems on U.S. state and local government agencies that are seeking to comply with U.S. Department of Homeland Security requirements for implementation of new systems that facilitate government agency interaction in anticipation of and response to incidents that threaten public safety, and other homeland security objectives. We also plan to market our IRMS and active RF tracking systems to commercial customers.

We currently operate in the United States through two wholly-owned subsidiaries, SuperCom, Inc. and VUANCE - RFID Inc.; and in Asia Pacific through a wholly-owned subsidiary, Supercom Asia Pacific Ltd.

History and Development of the Company

Vuance was incorporated in Israel, as a company limited by shares, on July 4, 1988, under the provisions of the then-current Israeli Companies Ordinance (New Version), 5743-1983 (the “Israeli Companies Ordinance”). We now operate under the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”), which became effective on February 1, 2000, and the Israeli Companies Ordinance, as amended.

From our incorporation in 1988 until 1999, we were a development-stage company primarily engaged in research and development, establishing relationships with suppliers and potential customers and recruiting personnel with a focus on the governmental market. In 2001, we implemented a reorganization plan, which we completed in 2002. As a result of the reorganization, we expanded our marketing and sales efforts to include the commercial market with a new line of advanced smart card and identification technologies products, while maintaining our governmental market business.

We became a publicly-traded company on the NASDAQ Europe stock market (formerly EASDAQ, hereinafter “NASDAQ Europe”) on April 19, 1999. On October 23, 2003, following the closing of NASDAQ Europe, we transferred the listing of our ordinary shares to the Euronext Brussels stock market under the symbol “SUP,” which became “VUNC” after our corporate name change on May 14, 2007.

On July 29, 2004, we filed a registration statement on Form 20-F under the Securities Exchange Act of 1934 (the “Exchange Act”). When the registration statement became effective on September 29, 2004, we became a foreign private issuer reporting company under the Exchange Act. Since November 5, 2004 our ordinary shares have been traded in the United States on the OTC Bulletin Board under the symbol “SPCBF.OB,” which following our recent name change became “VUNCF.OB.”

Name Change and Share consolidation. In an extraordinary general meeting held on April 29, 2007, our shareholders approved (1) a change of our name from SuperCom Ltd. to Vuance Ltd., and (2) a 1-for-5.88235 ‘reverse split’ of our ordinary shares. In May 2007, we announced that our name change and the reverse share split will become effective for trading purposes on May 14, 2007.

Application for Listing on The NASDAQ Capital Market. On May 22, 2007, we have applied to list our ordinary shares on the Nasdaq Capital Market. On August 17, 2007, we were notified that the NASDAQ staff had approved our application and we have requested that trading of our ordinary shares on the NASDAQ Capital Market commence on August 23, 2007. We intend to cease the trading of our ordinary shares on the OTC Bulletin Board after our ordinary shares are listed on the NASDAQ Capital Market.

The SHC Transaction. On July 3, 2007, we entered, through our wholly-owned subsidiary, SuperCom Inc., into an agreement to acquire all of the issued and outstanding stock capital of Security Holding Corp. (“SHC”) from Homeland Security Capital Corporation (OTCBB: HMSC.OB) and other minority shareholders for approximately $5.1 million in our ordinary shares (the “SHC Transaction”). The closing of the SHC Transaction, which is scheduled to take place on or about August 24, 2007 following our shareholders’ approval at the general meeting that took place on August 15, 2007.

Transactions with Selling Shareholders

The 2004 Financing

During June and July, 2004, we received aggregate gross proceeds of $1,225,000 from a private placement of 265,001 ordinary shares and five-year warrants to purchase 106,001 ordinary shares at an exercise price of $6.47 per share. In connection with the private placement, our placement advisors received warrants to purchase 13,250 ordinary shares at an exercise price of $6.47 per share. These securities were issued in reliance upon an exemption from registration set forth in Regulation S of the Securities Act of 1933, as amended.

In August and September 2004, we received gross proceeds of $2,200,000 from a private placement to accredited investors of 420,000 ordinary shares and five-year warrants to purchase 168,000 ordinary shares at an exercise price of $6.47 per share. In connection with the private placement, our placement agent received warrants to purchase 30,240 ordinary shares at an exercise price of $6.47 per share and 75,600 ordinary shares at an exercise price of $ 5.00 per share. All of such warrants issued in this private placement, except 75,600 warrants with an exercise price of $5.00, may be called by us at a redemption price of $0.0588235 per warrant at any time after the closing price (or closing bid price) of our ordinary shares on any U.S. stock exchange or the OTC Bulletin Board is equal to or greater than $14.7 per share for 10 out of any 15 consecutive trading days. These securities were issued in reliance upon an exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

As of the date of this prospectus, out of the warrants to purchase 393,091 ordinary shares at an exercise price of $6.47 per share that were issued as part of the 2004 financing, warrants to purchase 194,625 ordinary shares were exercised and warrants to purchase 198,466 ordinary shares are still outstanding.

The 2005 Financing

In November and December of 2005, we received aggregate gross proceeds of $3,050,000 from a private placement to certain investors of 836,290 ordinary shares and five-year warrants to purchase 292,701 ordinary shares at an exercise price of $3.529 per share. The private placement was made to accredited investors without general solicitation or marketing pursuant to Rule 506 of Regulation D, promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and to foreign private investors in offshore transactions in reliance on Regulation S promulgated under the Securities Act. In connection with the private placement, our placement agent received a cash fee of $150,000 and our placement advisors received five-year restricted warrants to purchase 8,445 ordinary shares at an exercise price of $3.529 per share. The investors in this private placement were granted the right, for one year following the closing of the private placement and subject to certain limitations, to participate in future issuances of our capital stock or securities (a “Subsequent Financing”) up to an amount which would permit each investor to maintain its fully diluted percentage equity ownership at the same level existing prior to the Subsequent Financing (after giving effect to such Subsequent Financing). Subject to certain limitations, the warrants are callable at our option if the closing bid price of our ordinary shares equals or exceeds $7.058 per share for 20 trading days during the term of the warrants. We may however only call, in any 3-month period, the lesser of (i) 20% of the aggregate amount of the warrants initially issued to a warrant holder, or (ii) the total number of warrants then held by such holder.

As of the date of this prospectus, out of the warrants to purchase 292,701 ordinary shares at an exercise price of $3.529 per share that were issued as part of the 2005 financing, none of the warrants were exercised and all are still outstanding.

Additional Warrants registered hereunder

4,250 ordinary shares issuable upon the exercise of warrants having an exercise price of $5.00 per share and 4,250 ordinary shares issuable upon the exercise of warrants having an exercise price of $5.235 per share that were issued to Goldhar Corporate Finance Ltd. as part of its placement agent fee in connection with a private placement completed during September 2004 and consultant’s fee, respectively.

17,000 ordinary shares issuable upon the exercise of warrants having an exercise price of $5.00 per share that were issued to Hausman Elie as part of its consultant’s fee.

Corporate information

Our head office and principal place of business is located at Sagid House “Hasharon Industrial Park”, Qadima 60920, Israel and our telephone number is +972-9-889-0800. Our internet website address is http://www.vuance.com. The information contained on our corporate websites is not a part of this Prospectus.

Our agent for Securities and Exchange Commission matters in the United States is our subsidiary, SuperCom, Inc., whose address is: 2010 Corporate Ridge, Suite 700 McLean, VA 22102-7838.

Risk Factors

Our business, results of operations and financial condition could be seriously harmed due to any of the following risks, among others. If we do not successfully address the risks to which we are subject, our business, results of operations and financial condition may be materially and adversely affected and our share price may decline.

You should carefully consider the following risks together with the other information in this Registration Statement in evaluating our business, financial condition and our prospects. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we consider immaterial may also impair our business operations, financial results and prospects. If any of the following risks actually occur, our business, financial results and prospects could be harmed. In that case, the trading price of our ordinary shares could decline. You should also refer to the other information set forth in this Registration Statement, including our financial statements and related notes and the Section captioned “Note Regarding Forward-Looking Statements”.

We have a history of operating losses and negative cash flows and may not be profitable in the future.

                We have incurred substantial losses and negative cash flows since our inception. We had an operating cash flow deficit in each of 2004, 2005, and 2006. As of December 31, 2006, we had an accumulated deficit of approximately $18,625,000. We incurred net losses of approximately $1,872,000 and $3,951,000 in the years ended December 31, 2004 and December 31, 2005, respectively. For the year ended December 31, 2006 we would have incurred a net loss of $5,096,000, but for the $10,536,000 capital gain from the sale of the e-ID Division. We expect to have net operating losses and negative cash flows for the foreseeable future, and expect to spend significant amounts of capital to enhance our products and services, develop further sales and operations and fund expansion. As a result, we will need to generate significant revenue to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Parts of our operating expenses levels are based on internal forecasts for future demand and not on firm customer orders for products or services. Our results may be negatively affected by fluctuating demand for our products and services from one quarter to the next and by increases in the costs of components and raw materials acquired from suppliers.

We will face a need for additional capital and may need to curtail our operations if it is not available.

We have partially funded our operations through the issuance of equity securities and convertible bond to investors and may not be able to generate a positive cash flow from operation in the future. If we are unable to generate sufficient cash flow from operations, we will need to seek additional funds through the issuance of additional equity or debt securities or other sources of financing. We may not be able to secure such additional financing on favorable terms, or at all. Any additional financings will likely cause substantial dilution to existing stockholders. If we are unable to obtain necessary additional financing, we may be required to reduce the scope of, or cease, our operations. We believe that, as of the filing date of this annual report, our current cash and cash equivalents and marketable securities, in addition to our revenues generated from our business operations, will satisfy our operating capital needs for at least the next twelve months based upon our anticipated business activities. However, we may need additional capital even within the next twelve months if we undertake large projects or have a delay in one of our anticipated projects. Our need for additional capital to finance our operations and growth will be greater should, among other things, our revenue or expense estimates prove to be incorrect.

We derive a substantial portion of our revenue from a small number of customers, and the reduction of sales to any one of those customers could adversely impact our operating results by causing a drop in revenues.

We depend on a limited number of customers for a substantial portion of our revenue. In each of 2004 and 2005, we derived 66% of our consolidated net revenue from four individual customers. In the year ended December 31, 2006, four of our customers accounted for 80% of our consolidated net revenues as follows: the government of a European country, China Travel Services (CHK) Ltd., China Travel Service (Holdings) H.K. Ltd. and an African governmental agency accounted for 59%, 10%, 6% and 5%, respectively, of our consolidated net revenues. A substantial reduction in sales to, or loss of, any of our significant customers would adversely affect our business unless we were able to replace the revenue we received from those customers, which replacement we may not be able to do. As a result of this concentration of revenue from a limited number of customers, our revenue has experienced wide fluctuations, and we may continue to experience wide fluctuations in the future. Part of our sales are not recurring sales, quarterly and annual sales levels could therefore fluctuate. Sales in any period may not be indicative of sales in future periods.

We are relying on On Track Innovations Ltd. as a subcontractor in projects not transferred as part of the sale of our E-ID Division.

On December 31, 2006 we sold our E-ID Division to On Track Innovations Ltd. (“OTI”), an Israeli public company (NASDAQ: OTIV). Simultaneously, we entered into a service and supply agreement with OTI under which OTI agreed to act as our subcontractor and provide services, products and materials necessary to carry out and complete our obligations with regard to certain projects that were not transferred to OTI (see description of the OTI Transaction under the caption “The OTI Transaction” in Item 4.A of our Annual Report on Form 20-F for the fiscal year ended December 31, 2006 filed on June 28, 2007). We will be dependant on OTI to adequately provide such services, products, and materials in order for us to be in good standing in, and successfully complete, these projects. If OTI fails to fulfill it obligations and provide such services and products as necessary for the Existing Projects, it could delay our receipt of revenues for these projects, subject us to certain remedies available to our customers in the Existing Projects, and damage our business reputation, and therefore could have a material adverse effect on our business, operating results and financial condition.

Our reliance on third party technologies, raw materials and components for the development of some of our products and our reliance on third parties for manufacturing may delay product launch, impair our ability to develop and deliver products or hurt our ability to compete in the market.

Most of our products integrate third-party technology that we license and/or raw materials and components that we purchase or otherwise obtain the right to use, including: operating systems, microchips, security and cryptography technology for card operating systems, which prevents unauthorized parties from tampering with our cards, and dual interface technology, which enables cards to operate in both contact and contactless mode. Our ability to purchase and license new technologies and components from third parties is and will continue to be critical to our ability to offer a complete line of products that meets customer needs and technological requirements. We may not be able to renew our existing licenses or be able to purchase components and raw materials on favorable terms, or at all. If we lose the rights to a patented technology, we may need to stop selling or may need to redesign our products that incorporate that technology, and we may lose the potential competitive advantage such technology gave us. In addition, competitors could obtain licenses for technologies for which we are unable to obtain licenses, and third parties may develop or enable others to develop a similar solution to security issues, either of which events could adversely affect our results of operations. Also, dependence on the patent protection of third parties may not afford us any control over the protection of the technologies upon which we rely. If the patent protection of any of these third parties were compromised, our ability to compete in the market also would be impaired.

We do not have minimum supply commitments from our vendors for our raw materials or components and generally purchase raw materials and components on a purchase order basis. Although we generally use standard raw materials and components for our systems, some of the key raw materials or components are available only from a single source or from limited sources. For example, Teslin®, which is a primary raw material used in our smart card products is only available from a single source. Similarly, many of our various chips and toners are only available from limited sources. Even where multiple sources are available, we typically obtain components and raw materials from only one vendor to ensure high quality, prompt delivery and low cost. If one of our suppliers were unable to meet our supply demands and we could not quickly replace the source of supply, it could have a material adverse effect on our business, operating results and financial condition, for reasons including a delay of receipt of revenues and damage to our business reputation.

Delays in deliveries from our suppliers or defects in goods or components supplied by our vendors could cause our revenues and gross margins to decline.

We rely on a limited number of vendors for certain components for the products we are supplying and rely on a single vendor for Teslin®. We do not have any long-term contracts with our suppliers. Any undetected flaws in components or other materials to be supplied by our vendors could lead to unanticipated costs to repair or replace these parts or materials. Even though there are multiple suppliers, we purchase some of our components from a single supplier to take advantage of volume discounts, which presents a risk that the components may not be available in the future on commercially reasonable terms or at all. Although we believe that there are additional suppliers for the equipment and supplies that we require, we may not be able to make such alternative arrangement promptly. If one of our suppliers were unable to meet our supply demands and we could not quickly replace the source of supply, it could cause a delay of receipt of revenues and damage our business reputation.

Our inability to maintain existing relationships with primary integrators for governmental secured ID and passport projects could impact our ability to obtain or sell our products, and prevent us from generating revenues.

     We obtain and sell many of our products through strategic alliance and supplier agreements in which we act as subcontractors or suppliers to the primary integrator or contractor, including China Travel Service (Holdings) H.K. Ltd. in Hong Kong for the Hong Kong passport project and China Travel Services (CHK) Ltd. for the China re-entry card project. The loss of any of our existing strategic relationships, could adversely affect our ability to sell our products.

We sometimes depend upon our strategic partners to market our products and to fund and perform their obligations as contemplated by our agreements with them. We do not control the time and resources devoted by our partners to these activities. These relationships may not continue or may require us to spend significant financial, personnel and administrative resources from time to time. We may not have the resources available to satisfy our commitments, which may adversely affect our strategic relationships.

If alliance or supplier agreements are cancelled, modified or delayed, if alliance or supplier partners decide not to purchase our products or to purchase only limited quantities of our products, our ability to produce and sell our products and to generate revenues could be adversely affected.

We have sought U.S. government contracts in the past and may seek additional U.S. government contracts in the future, which subjects us to certain risks associated with such types of contracts.

Most U.S. government contracts are awarded through a competitive bidding process, and some of the business that we expect to seek in the future likely will be subject to a competitive bidding process. Competitive bidding presents a number of risks, including:

•	the frequent need to compete against companies or teams of companies with more financial and marketing resources and more experience than we have in bidding on and performing major contracts;

•
the need to compete against companies or teams of companies that may be long-term, entrenched incumbents for a particular contract we are competing for and which have, as a result, greater domain expertise and established customer relations;

•	the need to compete on occasion to retain existing contracts that have in the past been awarded to us on a sole-source basis;

•	the substantial cost and managerial time and effort necessary to prepare bids and proposals for contracts that may not be awarded to us;

•	the need to accurately estimate the resources and cost structure that will be required to service any fixed-price contract that we are awarded; and

•
the expense and delay that may arise if our competitors protest or challenge new contract awards made to us pursuant to competitive bidding or subsequent contract modifications, and the risk that any of these protests or challenges could result in the resubmission of bids on modified specifications, or in termination, reduction or modification of the awarded contract.

We may not be afforded the opportunity in the future to bid on contracts that are held by other companies and are scheduled to expire if the U.S. government determines to extend the existing contract. If we are unable to win particular contracts that are awarded through the competitive bidding process, we may not be able to operate in the market for products and services that are provided under those contracts for a number of years. If we are unable to win new contract awards or retain those contracts, if any, that we are awarded over any extended period, our business, prospects, financial condition and results of operations will be adversely affected.

In addition, U.S. government contracts subjects us to risks associated with public budgetary restrictions and uncertainties, actual contracts that are less than awarded contract amounts, and cancellation at any time at the option of the government. Any failure to comply with the terms of any government contracts could result in substantial civil and criminal fines and penalties, as well as suspension from future contracts for a significant period of time, any of which could adversely affect our business by requiring us to pay significant fines and penalties or prevent us from earning revenues from government contracts during the suspension period. Cancellation of any one of our major government contracts, however, could have a material adverse effect on our financial condition.

The U.S. government may be in a position to obtain greater rights with respect to our intellectual property than we would grant to other entities. Government agencies also have the power, based on financial difficulties or investigations of their contractors, to deem contractors unsuitable for new contract awards. Because we will engage in the government contracting business, we will be subject to audits and may be subject to investigation by governmental entities. Failure to comply with the terms of any government contracts could result in substantial civil and criminal fines and penalties, as well as suspension from future government contracts for a significant period of time, any of which could adversely affect our business by requiring us to spend money to pay the fines and penalties and prohibiting us from earning revenues from government contracts during the suspension period.

Furthermore, government programs can experience delays or cancellation of funding, which can be unpredictable. For example, the U.S. military’s involvement in Iraq has caused the diversion of some Department of Defense funding away from the certain projects in which we participate, thereby delaying orders under certain of our governmental contracts. This makes it difficult to forecast our revenues on a quarter-by-quarter basis.

If our current business will not generate sufficient revenues to compensate for the loss of revenue resulting from the OTI Transaction, our overall income might decline.

While we currently continue to generate income from the Existing Projects, we do not expect to generate further income from additional projects related to the E-ID Division. If, in the long-term, we fail to generate sufficient revenues from our new business (IRMS and active RFID), our overall income might decline.

We may suffer a loss on our investment in the OTI Transaction due to a decrease in the price of OTI’s shares.

      As of December 31, 2006 our investment in OTI’s ordinary shares consisted of $11,077,000 marketable securities (current assets) and $4,431,000 restricted marketable securities (long-term investment). As described above, the shares were restricted and are subject to a lock-up agreement, where one-seventh of the shares (403,885 ordinary shares) will be released from the lock-up restrictions every three months beginning on the closing date, December 31, 2006. OTI shares are traded on the NASDAQ Global Market. Profitability of our investment in OTI’s ordinary shares will depend on the share price and our ability to sell the OTI ordinary shares.

Our dependence on third party distributors, sales agents, and value-added resellers could result in marketing and distribution delays, which would prevent us from generating sales revenues.

      We market and sell some of our products using a network of distributors covering several major world regions, including the United States. We establish relationships with distributors and resellers through written agreements that provide prices, discounts and other material terms and conditions under which the reseller is eligible to purchase our systems and products for resale. These agreements generally do not grant exclusivity to the distributors and resellers and, as a general matter, are not long-term contracts, do not have commitments for minimum sales and could be terminated by the distributor. We do not have agreements with all of our distributors. We are currently engaged in discussions with other potential distributors, sales agents, and value-added resellers. Such arrangements may never be finalized and, if finalized, such arrangements may not increase our revenues or enable us to achieve profitability.

Our ability to terminate a distributor who is not performing satisfactorily may be limited. Inadequate performance by a distributor would adversely affect our ability to develop markets in the regions for which the distributor is responsible and could result in substantially greater expenditures by us in order to develop such markets. Our operating results will be highly dependent upon: (i) our ability to maintain our existing distributor arrangements; (ii) our ability to establish and maintain coverage of major geographic areas and establish access to customers and markets; and (iii) the ability of our distributors, sales agents, and value-added resellers to successfully market our products. A failure to achieve these objectives could result in lower revenues.

Third parties could obtain access to our proprietary information or could independently develop similar technologies.

        Despite the precautions we take, third parties may copy or obtain and use our proprietary technologies, ideas, know-how and other proprietary information without authorization or may independently develop technologies similar or superior to our technologies. In addition, the confidentiality and non-competition agreements between us and most of our employees, distributors and clients may not provide meaningful protection of our proprietary technologies or other intellectual property in the event of unauthorized use or disclosure. If we are not able to defend successfully our industrial or intellectual property rights, we might lose rights to technology that we need to develop our business, which may cause us to lose potential revenues, or we might be required to pay significant license fees for the use of such technology. To date, we have relied primarily on a combination of patent, trade secret and copyright laws, as well as nondisclosure and other contractual restrictions on copying, reverse engineering and distribution to protect our proprietary technology. Our patent portfolio currently consist of one patent application pending in the United States and an additional PCT application, related to our IRMS and RFID technologies.

Our patent applications may not result in issued patents, and even if they result in issued patents, the patents may not have claims of the scope we seek. Even in the event that these patents are not issued, the applications may become publicly available and proprietary information disclosed in the application will become available to others. In addition, any issued patents may be challenged, invalidated or declared unenforceable. Our present and future patents may provide only limited protection for our technology and may not be sufficient to provide competitive advantages to us. For example, competitors could be successful in challenging any issued patents or, alternatively, could develop similar or more advantageous technologies on their own or design around our patents. Any inability to protect intellectual property rights in our technology could enable third parties to compete more effectively with us and/or could reduce our ability to compete. In addition, these efforts to protect our intellectual property rights could require us to incur substantial costs even when our efforts are successful.

       In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as do the laws of Israel or the United States. Our means of protecting our intellectual property rights in Israel, the United States or any other country in which we operate may not be adequate to fully protect our intellectual property rights. For instance, the intellectual property rights of our Asian subsidiary, SuperCom Asia Pacific Ltd. may not be fully protected by the laws of Hong Kong and the People’s Republic of China (“PRC”). The PRC does not yet possess a comprehensive body of intellectual property laws. As a result, the enforcement, interpretation and implementation of existing laws, regulations or agreements may be sporadic, inconsistent and subject to considerable discretion. The PRC’s judiciary has not had sufficient opportunity to gain experience in enforcing laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. As the legal system develops, entities such as ours may be adversely affected by new laws, changes to existing laws (or interpretations thereof) and preemption of provincial or local laws by national laws. Even when adequate law exists in the PRC, it may not be possible to obtain speedy and equitable enforcement of the law.

We may face intellectual property litigation, which could be costly, harm our reputation, limit our ability to sell our products, force us to modify our products or obtain appropriate licenses, and divert the attention of management and technical personnel.

Our products employ technology that may infringe on the proprietary rights of others, and, as a result, we could become liable for significant damages and suffer other harm to our business. Other than the ongoing litigation with Secu-Systems Ltd., as described in Item 8 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2006 filed on June 28, 2007 under the caption “Legal Proceedings,” we have not been subject to intellectual property litigation to date. On August 8, 2003, we received a letter stating that we may be infringing certain patents of third parties with respect to our hot lamination process for plastic cards. We reviewed the claims made in the letter and we do not believe that our products or technology infringe any third party's patents as claimed in the letter. Since the initial letter, we received another letter dated July 13, 2004 from the same party requesting that we respond to their claim and stating that attractive licenses are available. On August 11, 2004 we responded to this letter and indicated that we do not infringe such parties’ patents. To date, no infringement claims have been filed against us in connection with the foregoing letters. We believe that hot lamination of plastic cards is a widely known process that is used by most card manufacturers. Even if it were determined that we are infringing such third party’s patents, we feel that we could use another process to laminate plastic cards and our business would not be materially affected.

Litigation may be necessary in the future to enforce any patents we may receive and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity, and we may not prevail in any future litigation. Litigation, whether or not determined in our favor or settled, could be costly, could harm our reputation and could divert the efforts and attention of our management and technical personnel from normal business operations. In addition, adverse determinations in litigation could result in the loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties, prevent us from licensing our technology or from selling or manufacturing our products, or require us to expend significant resources to modify our products or attempt to develop non-infringing technology, any of which could seriously harm our business.

Our products may contain technology provided to us by third parties. Because we did not develop such technology ourselves, we may have little or no ability to determine in advance whether such technology infringes the intellectual property rights of a third party. Our suppliers and licensors may not be required to indemnify us in the event that a claim of infringement is asserted against us, or they may be required to indemnify us only with respect to intellectual property infringement claims in certain jurisdictions, and/or only up to a maximum amount, above which we would be responsible for any further costs or damages. In addition, we have indemnification obligations to certain customers, as well as to OTI with respect to any infringement of third-party patents and intellectual property rights by our products. If litigation were to be filed against these parties in connection with our technology, we will be required to defend and indemnify such customers.

A security breach of our internal systems or those of our customers could harm our business by adversely affecting the market's perception of our products and services thereby causing our revenues to decline.

For us to penetrate further the marketplace, the marketplace must be confident that we provide effective security protection for national identity and other secured ID documents and cards. Although we have not experienced any act of sabotage or unauthorized access by a third party of our software or technology to date, if an actual or perceived breach of security occurs in our internal systems or those of our customers, regardless of whether we caused the breach, it could adversely affect the market's perception of our products and services. This could cause us to lose customers, resellers, alliance partners or other business partners thereby causing our revenues to decline. If we or our customers were to experience a breach of our internal systems, our business could be severely harmed by adversely affecting the market's perception of our products and services.

We may be exposed to significant liability for actual or perceived failure to provide required products or services which could damage our reputation and adversely affect our business by causing our revenues to decline and our costs to rise.

Products as complex as those we offer may contain undetected errors or may fail when first introduced or when new versions are released. Despite our product testing efforts and testing by current and potential customers, it is possible that errors will be found in new products or enhancements after commencement of commercial shipments. The occurrence of product defects or errors could result in adverse publicity, delay in product introduction, diversion of resources to remedy defects, loss of or a delay in market acceptance, or claims by customers against us, or could cause us to incur additional costs or lose revenues, any of which could adversely affect our business.

Because our customers rely on our products for critical security applications, we may be exposed to claims for damages allegedly caused to a customer as a result of an actual or perceived failure of our products. An actual or perceived breach of security systems of one of our customers, regardless of whether the breach is attributable to our products or solutions, could adversely affect our business reputation. Furthermore, our failure or inability to meet a customer's expectations in the performance of our services, or to do so in the time frame required by the customer, regardless of our responsibility for the failure, could result in a claim for substantial damages against us by the customer, discourage other customers from engaging us for these services, and damage our business reputation. We carry product liability insurance, but existing coverage may not be adequate to cover potential claims.

        We carry product liability insurance, errors and omissions for high-technology companies insurance and insurance to guard against losses caused by employees' dishonesty. We believe that this insurance coverage is comparable to that of other similar companies in our industry. However, that insurance may not continue to be available to us on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to any future claim. We do not maintain insurance coverage for employee errors or security breaches, nor do we maintain specific insurance coverage for any interruptions in our business operations. The successful assertion of one or more large claims against us that exceed available insurance coverage, or changes in our insurance policies, including premium increases or the imposition of large deductibles or co-insurance requirements, could adversely affect our business by increasing our costs.

Our efforts to expand our international operations are subject to a number of risks, any of which could adversely reduce our future international sales.

        Most of our revenues to date have been generated in jurisdictions other than the United States. Our inability to obtain or maintain federal or foreign regulatory approvals relating to the import or export of our products on a timely basis could adversely affect our ability to expand our international business. Additionally, our international operations could be subject to a number of risks, any of which could adversely affect our future international sales, including:

• increased collection risks;

• trade restrictions;

• export duties and tariffs;

• uncertain political, regulatory and economic developments;

• inability to protect our intellectual property rights;

• very aggressive competitors;

• lower gross margins in commercial sales in Hong Kong and China;

•	business development in Hong Kong and China is time consuming and risky due to the uncertain political, regulatory and legal environment; and

• currency issues.

    In addition, in many countries the national security organizations require our employees to obtain clearance before such employees can work on a particular transaction. Failure to receive, or delays in the receipt of, relevant foreign qualifications also could have a material adverse effect on our ability to obtain sales at all or on a timely basis. Additionally, as foreign government regulators have become increasingly stringent, we may be subject to more rigorous regulation by governmental authorities in the future. If we fail to adequately address any of these regulations, our business will be harmed.

The markets that we target for a substantial part of our future growth are in very early stages of development, and if they do not develop our business might not grow as much or as profitably as we hope.

Many of the markets that we target for our future growth are small or non-existent and need to develop if we are to achieve our growth objectives. If some or all of these markets do not develop, or if they develop more slowly than we anticipate, then we will not grow as quickly or profitably as we hope. In February 2006, we announced the introduction of a new technology and solution for actively tracking people, objects and assets. Active RFID Tracking Systems (PureRF) and the establishment of a new subsidiary (VUANCE RFID Inc., formerly PureRF Inc.) that will focus on this growing market. This new technology expands our Homeland Security offerings through a wireless asset tracking system for strategic and high-value assets and objects. We developed this new technology solution in response to growing market demand for asset tracking solutions in the Homeland Security and commercial markets. While the incident management and Homeland Security benefits provided by PureRF are relatively obvious we have also identified other market opportunities in the public and private sectors of the economy.

Our Incident Response Management System (IRMS) has not been widely adopted by state and local governments, largely due to the dependency on federal grants ,cost of the necessary infrastructure and the relatively limited capabilities of previous solutions. We are investing in the credentialing, identification ,active RFID and security networks products and services, but so far we have not deployed our systems on a widespread basis other than a growing demand based on our installed base.

In 2006, our revenues from the government market totaled approximately $7,947,000 compared to $848,000 from the commercial market. As a general matter, our revenues in the commercial market are derived from sales of products that we adapted to the commercial market from the government market. Although we believe the government market is critical to our success in the short term, we believe that both the government and commercial markets especially for the RFID applications will be critical to our long term future success. The development of these markets will depend on many factors that are beyond our control, including the following factors (and factors that are discussed elsewhere in the Risk Factors); (1) there can be no assurances that we will be able to continue to apply our expertise and solutions developed for the government market into the commercial market; (2) the ability of public safety and other government agencies to access DHS and other homeland security-related grants for incident management and related purposes; (3) The ability of the commercial markets to adopt and adhere the Active RFID solutions; and (4) the ability of our management to successfully market its technologies to such government and/or commercial entities.

The success of our new business lines, comprising of the IRMS and active RFID products, is dependent on several factors.

The success of our IRMS and active RFID products is dependent on several factors, including proper new product definition, product cost, timely completion and introduction of the new products, differentiation of the new products from those of our competitors, market acceptance of these products, as well as our existing and potential customers’ varying budgets for capital expenditures and new product introduction. We have addressed the need to develop new products through our internal development efforts and joint development efforts with other companies. In light of the OTI Transaction, the IRMS and active RFID will be our main line of products in the future (although not our sole source of revenue, see description of the OTI Transaction and Existing Projects in Item 4 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2006 filed on June 28, 2007). There can be no assurance that we will successfully identify new product opportunities and develop and bring our new products to market in a timely manner, or that the products and technologies developed by others will not render our products or technologies obsolete or noncompetitive. The failure of our new products development efforts could have a material adverse effect on our business and results of operations.

If our smart card and highly secured document technology will cease to be adopted and used by government and industry organizations, we may lose some of our existing customers and our business might not maintain its profitably or even diminish.

Our ability to grow depends significantly on whether governmental and industrial organizations adopt our technology and solutions as part of their new standards and whether we will be able to leverage our expertise with government products into commercial products. If these organizations do not adopt our technology, then we might not be able to penetrate some of the new markets we are targeting, or we might lose some of our existing customer base. There also can be no assurances that we will be able to continue to apply our expertise and solutions developed for the public sector into the commercial market.

         In order for us to achieve our growth objectives, the credentialing ,identification ,tracking and active RFID technologies must be adopted in a variety of areas, including:

•	public safety and emergency areas;

•	Asset management;

•	patient and critical equipment tracking in the health care sector;

•	Monitoring and controlling of evidence in a crime scene environment;

•	transportation applications using active RFID as method of monitor and control; and

•	access control in such fields as education and health care.

Any or all of these areas may not adopt RFID and the IRMS technology.

We cannot accurately predict the future growth rate of this market, if any, or the ultimate size of the RFID and credentialing technology market. The expansion of the market for our products and services depends on a number of factors such as:

•	the cost, performance and reliability of our products and services compared to the products and services of our competitors;

•	customers’ perception of the benefits of smart card solutions;

•	public perceptions of the intrusiveness of these solutions and the manner in which organizations use the information collected;

•	public perceptions regarding the confidentiality of private information;

•	customers’ satisfaction with our products and services; and

•	marketing efforts and publicity regarding our products and services.

Even if credentialing and matching solutions gain wide market acceptance, our products and services may not adequately address market requirements and may not gain wide market acceptance. If smart card solutions or our products and services do not gain wide market acceptance our business and our financial results will suffer.

We need to develop our position as a provider of IRMS and Active RFID systems and services to earn high margins from our technology, and if we are unable to develop such position, our business will not be as profitable as we hope, if profitable at all.

The increasing sophistication of IRMS and Active RFID technologies places a premium on providing innovative software systems and services to customers, in addition to manufacturing and supplying IRMS and Active RFID systems. While we have had some early success positioning ourselves as a provider of services and systems, we may not continue to be successful with this strategy and we may not be able to capture a significant share of the market for the sophisticated services and systems that we believe are likely to produce attractive margins in the future. A significant portion of the value of IRMS and Active RFID technologies lies in the development of software and applications that will permit the use of IRMS and Active RFID systems in new markets. In contrast, the margins involved in manufacturing and selling IRMS and Active RFID systems can be relatively small, and might not be sufficient to permit us to earn an attractive return on our development investments.

The time from our initial contact with a customer to a sale is long and subject to delays, which could result in the postponement of our receipt of revenues from one accounting period to the next, increasing the variability of our results of operations and causing significant fluctuations in our revenue from quarter to quarter.

Our financial and operating results have fluctuated in the past and our financial and operating results could fluctuate in the future from quarter to quarter for the following reasons:

•	long customer sales cycles;

•	reduced demand for our products and services;

•	price reductions, new competitors, or the introduction of enhanced products or services from new or existing competitors;

•	changes in the mix of products and services we or our customers and distributors sell;

•	contract cancellations, delays or amendments by customers;

•	the lack of government demand for our products and services or the lack of government funds appropriated to purchase our products and services;

•	unforeseen legal expenses, including litigation costs;

•	expenses related to acquisitions;

•	other non-recurring financial charges;

•	the lack of availability or increase in cost of key components and subassemblies; and

•	the inability to successfully manufacture in volume, and reduce the price of, certain of our products that may contain complex designs and components.

       The period between our initial contact with a potential customer and the purchase of our products and services is often long and subject to delays associated with the budgeting, approval and competitive evaluation processes that frequently accompany significant capital expenditures, particularly by governmental agencies. The typical sales cycle for our government customers has to date ranged from three to 24 months and the typical sales cycle for our commercial customers has ranged from one to six months. A lengthy sales cycle may have an impact on the timing of our revenue, which may cause our quarterly operating results to fall below investor expectations. We believe that a customer's decision to purchase our products and services is discretionary, involves a significant commitment of resources, and is influenced by customer budgetary cycles. To successfully sell our products and services, we generally must educate our potential customers regarding their use and benefits, which can require significant time and resources. This significant expenditure of time and resources may not result in actual sales of our products and services.

The lead-time for ordering parts and materials and building many of our products can be many months. As a result, we must order parts and materials and build our products based on forecasted demand. If demand for our products lags significantly behind our forecasts, we may produce more products than we can sell, which can result in cash flow problems and write-offs or write-downs of obsolete inventory.

Our markets are highly competitive and competition could harm our ability to sell products and services and could reduce our market share.

The market for credentialing and active RFID enabled products and services is intensely competitive. We expect competition to increase as the industry grows and as credentialing and RFID technology begins to converge with the access control and information technology industry. We may not be able to compete successfully against current or future competitors. We face competition from technologically sophisticated companies, many of which have substantially greater technical, financial, and marketing resources than us. In some cases, we compete with entities that have pre-existing relationships with potential customers. As the RFID enabled solutions market expands, we expect additional competitors to enter the market.

Some of our competitors and potential competitors have larger technical staffs, larger customer bases, more established distribution channels, greater brand recognition and greater financial, marketing and other resources than we do. Our competitors may be able to develop products and services that are superior to our products and services, that achieve greater customer acceptance or that have significantly improved functionality as compared to our existing and future products and services. In addition, our competitors may be able to negotiate strategic relationships on more favorable terms than we are able to negotiate. Many of our competitors may also have well established relationships with our existing and prospective customers. Increased competition may result in our experiencing reduced margins, loss of sales or decreased market share.

The average selling prices for our products may decline as a result of competitive pricing pressures, promotional programs and customers who negotiate price reductions in exchange for longer-term purchase commitments. The pricing of products depends on the specific features and functions of the products, purchase volumes and the level of sales and service support required. As we experience pricing pressure, the average selling prices and gross margins for our products may decrease over product lifecycles. These same competitive pressures may require us to write down the carrying value of any inventory on hand, which would adversely affect our operating results and adversely affect our earnings per share.

We may pursue acquisitions or investments in complementary technologies and businesses, which could harm our operating results and may disrupt our business.

In the future, we may pursue acquisitions of, or investments in, complementary technologies and businesses. We may be unable to identify suitable acquisition candidates in the future or to make these acquisitions on a commercially reasonable basis, or at all. Acquisitions present a number of potential risks and challenges that could, if not met, disrupt our business operations, increase our operating costs and reduce the value to us of the acquired company. For example, if we identify an acquisition candidate, we may not be able to successfully negotiate or finance the acquisition on favorable terms. Even if we are successful, we may not be able to integrate the acquired businesses, products or technologies into our existing business and products. Furthermore, potential acquisitions and investments, whether or not consummated, may divert our management’s attention and require considerable cash outlays at the expense of our existing operations. In addition, to complete future acquisitions, we may issue equity securities, incur debt, assume contingent liabilities or have amortization expenses and write-downs of acquired assets, which could adversely affect our profitability.

We rely on the services of certain executive officers and key personnel, the loss of whom could adversely affect our operations by causing a disruption to our business.

Our future success depends largely on the efforts and abilities of our executive officers and senior management and other key employees, including technical and sales personnel. The loss of the services of any of these persons could disrupt our business until replacements, if available, can be found. We do not maintain any key-person insurance for any of our employees.

Our ability to remain competitive depends in part on attracting, hiring and retaining qualified technical personnel and, if we are not successful in such hiring and retention, our business could be disrupted.

Our future success depends in part on the availability of qualified technical personnel, including personnel trained in software and hardware applications within specialized fields. As a result, we may not be able to successfully attract or retain skilled technical employees, which may impede our ability to develop, install implement and otherwise service our software and hardware systems and to efficiently conduct our operations.

The information technology and network security industries are characterized by a high level of employee mobility and the market for technical personnel remains extremely competitive in certain regions, including Israel. This competition means there are fewer highly qualified employees available to hire, the costs of hiring and retaining such personnel are high and highly qualified employees may not remain with us once hired. Furthermore, there may be pressure to provide technical employees with stock options and other equity interests in us, which may dilute our earnings (loss) per share.

Additions of new personnel and departures of existing personnel, particularly in key positions, can be disruptive, might lead to additional departures of existing personnel and could have a material adverse effect on our business, operating results and financial condition.

Our planned growth will place significant strain on our financial and managerial resources and may negatively affect our results of operations and ability to grow.

Our ability to manage our growth effectively will require us:

•	to continue to improve our operations, financial and management controls, reporting systems and procedures;

•	to train, motivate and manage our employees; and

•	as required, to install new management information systems.

Our existing management and any new members of management may not be able to augment or improve existing systems and controls or implement new systems and controls in response to anticipated future growth. If we are successful in achieving our growth plans, such growth is likely to place a significant burden on the operating and financial systems, resulting in increased responsibility for our senior management and other personnel.

Some of our products are subject to government regulation of radio frequency technology which could cause a delay or inability to introduce such products in the United States and other markets.

The rules and regulations of the United States Federal Communications Commission or, the "FCC" limit the radio frequency used by and level of power emitting from electronic equipment. Our readers, controllers and other radio frequency technology scanning equipment are required to comply with these FCC rules which may require certification, verification or registration of the equipment with the FCC. Certification and verification of new equipment requires testing to ensure the equipment's compliance with the FCC's rules. The equipment must be labeled according to the FCC's rules to show compliance with these rules. Testing, processing of the FCC's equipment certificate or FCC registration, and labeling may increase development and production costs and could delay introduction of our verification scanning device and next generation radio frequency technology scanning equipment into the U.S. market. Electronic equipment permitted or authorized to be used by the FCC through our certification or verification procedures must not cause harmful interference to licensed FCC users, and it is subject to radio frequency interference from licensed FCC users. Selling, leasing or importing non compliant equipment is considered a violation of FCC rules and federal law and violators may be subject to an enforcement action by the FCC. Any failure to comply with the applicable rules and regulations of the FCC could have a material adverse effect on our business, operating results and financial by increasing our costs due to compliance and/or limit our sales in the United States.

Conditions in Israel affect our operations in Israel and may limit our ability to sell our products and services.

We are incorporated under Israeli law and our principal executive offices, manufacturing facility and research and development facility are located in Israel. Political, economic and military conditions in Israel will, accordingly, directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying from time to time in degree and intensity, has led to security and economic problems for Israel. Although Israel has entered into various agreements with its Arab neighbors and the Palestinian Authority, there has been an increase in unrest and terrorist activity in Israel, in varying levels of severity, since September 2000 through 2006. The election in early 2006 of representatives of the Hamas, an Islamic resistance movement, to a majority of seats in the Palestinian Legislative Council and the resulting tension among the different Palestinian functions may create additional unrest and uncertainty. In July 2006, an armed conflict erupted between Israel and Hezbollah, a Lebanese Islamist Shiite militia group and political party, which involved rocket attacks on populated areas in the northern part of Israel. On August 14, 2006, a cease-fire between Hezbollah and Israel took effect. This situation may have an adverse effect on Israel’s economy, primarily in the geographical areas directly harmed by this conflict. Furthermore, several countries still restrict trade with Israeli companies, which may limit our ability to make sales in, or purchase components from, those countries. Any future-armed conflict, political instability, continued violence in the region or restrictions could have a material adverse effect on our business, operating results and financial condition. No predictions can be made as to whether or when a final resolution of the area’s problems will be achieved or the nature thereof and to what extent the situation will impact Israel’s economic development or our operations.

Our operations could be disrupted as a result of the obligation of management or key personnel to perform military service in Israel.

Generally, all nonexempt male adult citizens and permanent residents of Israel are obligated to perform annual military reserve duty and are subject to being called for active duty at any time under emergency circumstances.Currently, Israeli law requires most male Israeli citizens to perform military reserve duty annually until the age of 45. Generally, between five and ten, representing approximately 8% to 17%, of our officers and employees are at any one time obligated to perform annual reserve duty. We believe that a maximum of approximately 17% of our employees at any one time could be called for active duty under emergency circumstances. While we have operated effectively under these requirements since our incorporation, we cannot predict the full impact of such conditions on us in the future, particularly if emergency circumstances occur. If many of our employees are called for active duty, our operations in Israel and our business, results and financial condition may be adversely affected.

Your rights and responsibilities as a shareholder will be governed by Israeli law and differ in some respects from the rights and responsibilities of shareholders under U.S. law.

We are incorporated under Israeli law. The rights and responsibilities of holders of our ordinary shares are governed by our memorandum of association, articles of association and by Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith and customary manner, and to refrain from misusing his power, in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders and to refrain from abusing his power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters. Israeli law provides that these duties are applicable in shareholder votes on, among other things, amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and interested party transactions requiring shareholder approval. A shareholder also has a general duty to refrain from oppressing any other shareholder of his or her rights as a shareholder. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or who, under our articles of association, has the power to appoint or prevent the appointment of a director or executive officer in the company, has a duty of fairness toward the company. Israeli law does not define the substance of this duty of fairness, but provides that remedies generally available upon a breach of contract will apply also in the event of a breach of the duty to act with fairness. Because Israeli corporate law has undergone extensive revision in recent years, there is only little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

Provisions of Israeli law may delay, prevent or otherwise encumber a merger with, or an acquisition of our company, which could prevent a change of control, even when the terms of such transaction are favorable to us and our shareholders.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions. For example, a merger may not be completed unless at least 50 days have passed from the date that a merger proposal was filed by each merging company with the Israel Registrar of Companies and at least 30 days from the date that the shareholders of both merging companies approved the merger. In addition, a majority of each class of securities of the target company is required to approve a merger. Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to some of our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including a holding period of two years from the date of the transaction during which time sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when the time expires, tax then becomes payable even if no actual disposition of the shares has occurred. These provisions of Israeli law could delay, prevent or impede a merger with, or an acquisition of our company, which could prevent a change of control, even when the terms of such transaction are favorable to us and our shareholders and therefore depress the price of our shares.

Fluctuations in the exchange rate between the United States dollar and foreign currencies may affect our operating results.

We incur expenses for our operations in Israel in New Israeli Shekels (NIS) and translate these amounts into United States dollars for purposes of reporting consolidated results. As a result, fluctuations in foreign currency exchange rates may adversely affect our expenses and results of operations, as well as the value of our assets and liabilities. Fluctuations may adversely affect the comparability of period-to-period results. In addition, we hold foreign currency balances, primarily NIS, that will create foreign exchange gains or losses, depending upon the relative values of the foreign currency at the beginning and end of the reporting period, affecting our net income and earnings per share. Although we may use hedging techniques in the future (which we currently do not use), we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and stock price. In addition, future currency exchange losses may increase if we become subject to exchange control regulations restricting our ability to convert local currencies into United States dollars or other currencies.

We are exposed to special risks in foreign markets which may make it difficult in settling transactions and thereby force us to curtail our business operations.

In conducting our business in foreign countries, we are subject to political, economic, legal, operational and other risks that are inherent in operating in other countries. For instance, business development in Hong Kong and China is time consuming and risky due to the uncertain political, regulatory and legal environment. Other risks inherent to operating in other countries include range from difficulties in settling transactions in emerging markets to possible nationalization, expropriation, price controls and other restrictive governmental actions. We also face the risk that exchange controls or similar restrictions imposed by foreign governmental authorities may restrict our ability to convert local currency received or held by it in their countries into United States dollars or other currencies, or to take those dollars or other currencies out of those countries.

The terrorist attacks of September 11, 2001, and the continuing threat of global terrorism, have increased financial expectations that may not materialize.

The September 11, 2001 terrorist attacks, and continuing concerns about global terrorism, may have created an increase in awareness for smart card security solutions generally. However, it is uncertain whether the actual level of demand for our products and services will grow as a result of such increased awareness. Increased demand may not result in an actual increase in our revenues. In addition, it is uncertain which security solutions, if any, will be adopted as a result of the terrorism and whether our products will be a part of those solutions. The efforts of the United States in the war against terrorism, the war in Iraq, and the post-war reconstruction efforts in Iraq, may actually delay funding for the implementation of security solutions generally in the United States. Even if our products are considered or adopted as solutions to the terrorism, the level and timeliness of available funding are unclear. These factors may adversely impact us and create unpredictability in revenues and operating results.

Our shareholders may face difficulties in the enforcement of civil liabilities against Vuance Ltd. and its officers and directors.

Certain of our directors and our professional advisors are residents of Israel or otherwise reside outside of the United States. Vuance Ltd. is incorporated under Israeli law and its principal office and facilities are located in Israel. All or a substantial portion of the assets of such persons are or may be located outside of the United States. It may be difficult to effect service of process within the United States upon us or upon any such directors or professional advisors or to realize in the United States upon judgments of United States' courts predicated upon civil liability of Vuance Ltd. or such persons under United States federal securities laws. We have been advised by our Israeli counsel that there is doubt as to whether Israeli courts would (i) enforce judgments of United States' courts obtained against Vuance Ltd. or such directors or professional advisors predicated solely upon the civil liabilities provisions of United States' federal securities laws, or (ii) impose liabilities in original actions against Vuance Ltd. or such directors and professional advisors predicated solely upon such United States' laws. However, subject to certain time limitations, Israeli courts will enforce foreign (including United States) final executory judgments for liquidated amounts in civil matters, obtained after due trial before a court of competent jurisdiction which recognizes similar Israeli judgments, provided that (1) due process has been observed, (2) such judgments or the execution thereof are not contrary to Israeli law, public policy, security or sovereignty, (3) such judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties and (4) an action between the same parties in the same matter is not pending in any Israeli court at the time the law suit is instituted in the foreign court.

We are unlikely to pay dividends in the foreseeable future.

We distributed a cash dividend to our shareholders on one occasion on August 26, 1997 in the aggregate amount of NIS 1 million and prior to that dividends in the form of bonus shares were distributed on two other occasions. We do not expect to declare or pay cash dividends in the foreseeable future and intend to retain future earnings, if any, to finance the growth and development of our business.

With our ordinary shares being traded only on the OTC Bulletin Board or on the "pink sheets" in the United States, the liquidity of our ordinary shares in the United States may be limited.

Our ordinary shares trade on the OTC Bulletin Board in the United States. If we were unable to have a quotation of our ordinary shares on the OTC Bulletin Board System, our shares will only be traded on the "pink sheet" market. Stocks in the OTC Bulletin Board or in the "pink sheet" market ordinarily have much lower trading volume than in other markets, such as the Nasdaq Capital Market or the Nasdaq Global Market. Very few market makers take interest in shares traded over-the-counter, and accordingly the markets for such shares are less orderly than is usual for Nasdaq stocks. As a result of the low trading volumes ordinarily obtained in OTC Bulletin Board and "pink sheet" markets, sales of our ordinary shares in any significant amount could not be absorbed without a dramatic reduction in price. Moreover, thinly traded shares in the OTC Bulletin Board and in the "pink sheet" markets are more susceptible to trading manipulations than is ordinarily the case for more actively traded shares. However, our application to list the Company’s ordinary shares on the Nasdaq Capital Market was recently approved and trading of our ordinary shares on such market will commence soon.

Servicing our debt obligations requires a significant amount of cash, and our ability to obtain or generate cash depends on many factors beyond our control.

Our ability to satisfy our debt service obligations, including to make the payments under the convertible bonds we issued in November, 2006 to a financial investor and to Special Situation Funds (the “Convertible Bonds”), will depend, among other things, upon our future operating performance and our ability to refinance indebtedness when necessary. Each of these factors is to a large extent dependent on economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

If, in the future, we cannot generate sufficient cash from our operations to meet our debt service obligations, we may need to reduce or delay capital expenditures or curtail research and development efforts. In addition, we may need to refinance our debt, obtain additional financing or sell assets, which we may not be able to do on commercially reasonable terms, if at all. We cannot assure you that our business will generate sufficient cash flow, or that we will be able to obtain funding, sufficient to satisfy our debt service obligations. We believe that, as of the filing date of this Annual Report, our current cash and cash equivalents, and marketable securities, in addition to the revenues generated from our business operations, will satisfy our operating capital needs for at least the next twelve months based upon our anticipated business activities. However, we may need additional capital even within the next twelve months if we undertake large projects or have a delay in one of our anticipated projects. Our need for additional capital to finance our operations and growth will be greater should, among other things, our revenue or expense estimates prove to be incorrect.

Restrictions imposed by our Convertible Bonds and other debts instruments may limit our ability to finance future operations or capital needs or engage in other business activities that may be in our interest. Our failure to comply with our obligations under these instruments could lead to an acceleration of our indebtedness.

The indenture governing the Convertible Bonds contains certain covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to: (1) create liens; (2) sell or otherwise dispose of assets; (3) engage in transactions with our affiliates; and (4) merge or consolidate with another entity or transfer all or substantially all of our assets. In addition, we undertook to maintain a certain level of EBTIDA for as long as the Convertible Bonds are outstanding. These restrictions could limit our ability to obtain future financing, make acquisitions or capital expenditures, withstand economic downturns in our business, industry or the economy in general, conduct operations or otherwise take advantage of business opportunities that arise.

Our failure to make any payments due under our debt instruments, or otherwise to comply with any of the restrictions or our obligations thereunder, could result in an event of default under such instruments and lead to an acceleration of our related indebtedness. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments. In that event, certain lenders could proceed against our assets that secure their debt.

A significant number of our ordinary shares are or will be eligible for sale in the open market, which could reduce the market price for our ordinary shares and make it difficult for us to raise capital.

As of June 20, 2007, 4,022,837 of our ordinary shares were outstanding. In addition, we had a total of 840,470 ordinary shares issuable upon exercise of outstanding options, which we have issued to our employees and certain other persons at various prices, some of which have exercise prices below the current market price for our ordinary shares. In December 2004, we filed a Registration Statement on Form S-8 with the U.S. Securities and Exchange Commission (the “SEC”) registering (i) 170,000 ordinary shares available for issuance upon exercise of stock options reserved for grant under the Option Plan, (ii) 594,034 ordinary shares issued or issuable upon exercise of options previously granted under the Option Plan, and (iii) 109,412 ordinary shares issued or issuable upon exercise of options previously granted under the 1999 Option Plan. As of June 20, 2007, we have also issued 759,935 warrants to acquire ordinary shares to investors and consultants, at various prices, which expire between 2009 to 2011. As of June 20, 2007, we have also issued convertible bonds to acquire 631,313 ordinary shares. As of June 20, 2007 warrants to acquire only 194,625 ordinary shares had been exercised. In November, 2004, we registered up to 1,078,092 ordinary shares pursuant to a Registration Statement on Form F-1 filed with the U.S. Securities and Exchange Commission, which included ordinary shares issuable upon exercise of our outstanding warrants. In January 2006, we registered up to 1,154,492 ordinary shares pursuant to a Registration Statement on Form F-1 filed with the U.S. Securities and Exchange Commission, which included ordinary shares issuable upon exercise of our outstanding warrants. As of December 31, 2006, our registered capital permitted us to issue up to additional 853,752 ordinary shares in connection with future grants of options, warrants, shares and other financial instruments.

The issuance of a large number of additional ordinary shares upon the exercise or conversion of outstanding options or warrants would cause substantial dilution to existing stockholders and could decrease the market price of our ordinary shares due to the sale of a large number of shares in the market, or the perception that these sales could occur. These sales, or the perception of possible sales, could also impair our ability to raise capital in the future.

"Penny stock" rules may make buying or selling our ordinary shares difficult, severely limiting the market price of our ordinary shares and the liquidity of our shares in the United States.

Trading in our ordinary shares maybe subject to the "penny stock" regulations adopted by the SEC. These regulations generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require delivery, prior to any transaction involving a "penny stock," of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our stock, which could severely limit their market price and the liquidity of our stock.

Our ordinary shares are traded on more than one market and this may result in price variations.

Our ordinary shares are traded primarily on the OTC Bulletin Board in the United States and on the Euronext Brussels stock market in Belgium. Trading in our ordinary shares on these markets is made in different currencies (US dollars on the OTC Bulletin Board and Euros on Euronext Brussels), and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Belgium). Consequently, the trading prices of our ordinary shares on these two markets often differ. Any decrease in the trading price of our ordinary shares on one of these markets could cause a decrease in the trading price of our ordinary shares on the other market. Our application to list the Company’s ordinary shares on the Nasdaq Capital Market was recently approved and trading of our ordinary shares on such market will commence soon. After our ordinary shares become listed on the Nasdaq Capital Market, we intend to cease trading of our ordinary shares on the OTC Bulletin Board.

Our default under certain registration rights agreements may result in liquidated damages.

In connection with private placements completed in September 2004 and December 2005, in which we issued to the investors ordinary shares and warrants to purchase our ordinary shares, we entered into registration rights agreements pursuant to which we undertook to register such ordinary shares in accordance with the Securities Act of 1933. Accordingly, we filed Forms F-1 on November 2004 and January 5, 2006. Our failure to properly update the Forms (and to make subsequent registrations) in accordance with the registration rights agreements could result in an event of default under such agreements and subject us to liquidated damages.

We have a stockholder that is able to exercise substantial influence over us and all matters submitted to our stockholders which may make us difficult to be acquired and less attractive to new investors.

Special Situations Fund III, L.P., and its affiliates (collectively, “SSF”) beneficially own, 991,388 of our ordinary shares, representing approximately 24.64% of our outstanding ordinary shares, based on 4,022,837 ordinary shares currently outstanding. In addition, SSF own warrants exercisable for an additional 267,823 ordinary shares and convertible bond for additional 131,313 ordinary shares. Such ownership interest gives SSF substantial influence over the outcome of all matters submitted to our stockholders, including the election of directors and the adoption of a merger agreement, and such influence could make us a less attractive acquisition or investment target. In addition, our officers and directors beneficially own a significant amount of our ordinary shares, which may have a similar effect as SSF' ownership of our ordinary shares.

The number of ordinary shares that are available for sale upon exercise of our outstanding warrants, options and convertible bonds is significant in relation to our currently outstanding ordinary shares and could cause downward pressure on the market price for our ordinary shares.

The number of ordinary shares registered for resale upon exercise of our outstanding warrants, options and convertible bonds is significant in relation to the number of ordinary shares currently outstanding. If those warrant holders, option holders and convertible bonds holders determine to sell a substantial number of shares into the market at any given time, there may not be sufficient demand in the market to purchase the shares without a decline in the market price for our ordinary shares. Moreover, continuous sales into the market of a number of shares in excess of the typical trading volume for our ordinary shares, or even the availability of such a large number of shares, could depress the trading market for our ordinary shares over an extended period of time.

If holders of convertible bonds convert their bonds into ordinary shares, existing shareholders may suffer substantial dilution.

In a private placement to a single investor for an aggregate purchase price of $2,500,000, we sold units consisting of convertible bonds that are convertible into 500,000 ordinary shares and additional warrants to purchase 106,250 ordinary shares at an exercise price of $5 per share. In addition, SSF, who were existing shareholders, have elected to exercise their preemptive rights and have purchased substantially similar units from us for an aggregate purchase price of $656,566 consisting of convertible bonds that are convertible into 131,313 ordinary shares and additional warrants to purchase 27,904 ordinary shares at an exercise price of $5 per share. The bonds may be converted at any time, upon the option of their holder, in which case existing shareholders may suffer substantial dilution.

If we were to be deemed an “investment company” under the Investment Company Act of 1940, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

A person will generally be deemed to be an “investment company” for purposes of the Investment Company Act of 1940 (“1940 Act”) if:

•	it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•
absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We believe that we are engaged primarily in of research and development of incident response management and tracking solutions for public safety agencies, commercial customers and governmental organizations and not in the business of investing, reinvesting or trading in securities. We also believe that the primary source of income from each of our businesses is properly characterized as income earned in exchange for the provision of services and sale of products. Accordingly, we do not believe that Vuance Ltd. is, or will be, an “orthodox” investment company as defined in section 3(a)(1)(A) of the 1940 Act and described in the first bullet point above. Similarly, we do not believe we are an inadvertent investment company by virtue of the 40% test in section 3(a)(1)(C) of the 1940 Act as described in the second bullet point above, despite our current holding of the ordinary shares of OTI (see description of the OTI Transaction under the caption “The OTI Transaction” in Item 4.A of our Annual Report on Form 20-F for the fiscal year ended December 31, 2006 filed on June 28, 2007). In addition, we believe that we are not an investment company under section 3(b)(1) of the 1940 Act because we primarily engage in a non-investment company business.

The 1940 Act and the rules promulgated thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the 1940 Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain governance requirements. We intend to conduct our operations so that we will not be deemed to be an investment company under the 1940 Act. If anything were to happen which would cause us to be deemed to be an investment company under the 1940 Act, requirements imposed by the 1940 Act, including limitations on our capital structure, ability to transact business with affiliates (including us) and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among us and our senior managing directors, or any combination thereof, and materially adversely affect our business, financial condition and results of operations. In addition, we may be required to limit the amount of investments that we make as a principal or otherwise conduct our business in a manner that does not subject us to the registration and other requirements of the 1940 Act.

If persons engage in short sales of our ordinary shares, including sales of shares to be issued upon the exercise of our outstanding warrants, options and convertible bonds, the price of our ordinary shares may decline.

Selling short is a technique used by a stockholder to take advantage of an anticipated decline in the price of a security. In addition, holders of options, warrants and convertible bonds will sometimes sell short knowing they can, in effect, cover through the exercise of an option or warrant or convertible bond, thus locking in a profit. A significant number of short sales or a large volume of other sales within a relatively short period of time can create downward pressure on the market price of a security. Further sales of ordinary shares issued upon exercise of our outstanding warrants or options or convertible bond could cause even greater declines in the price of our ordinary shares due to the number of additional shares available in the market upon such exercise or conversion, which could encourage short sales that could further undermine the value of our ordinary shares. You could, therefore, experience a decline in the value of your investment as a result of short sales of our ordinary shares.

Being a foreign private issuer exempts us from certain SEC requirements.

We are a foreign private issuer within the meaning of rules promulgated under the U.S. Securities and Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States public companies including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•	the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

•
the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction (i.e., a purchase and sale, or sale and purchase, of the issuer’s equity securities within less than six months);

Because of these exemptions, investors are not afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

The SHC Transaction and the ongoing evolvment of our business model

We are continuing to expand the breadth and depth of products and services we offer to our clients. Accordingly, we have recently entered into the SHC Transaction, in order to expand our RFID-enabled solutions, access control and security management systems products. The SHC Transaction has not been completed yet. In the event that following the completion of the SHC Transaction we will fail to increase the revenues from SHC products or to decrease the expenses relating to SHC’s operations, we may suffer losses from such operations. As our business model evolves, we risk diluting our brand, confusing customers and decreasing interest from suppliers. In addition, we could be exposed to additional or new risks associated with the new business. If we are unable to address these risks, including risks related the SHC operation, our business will be harmed.

Failure to complete the SHC Transaction could negatively impact the market price of our ordinary shares.

If the SHC Transaction is not consummated for any reason, we may be subject to a number of material risks, including:

•	the market price of our ordinary shares may decline to the extent that the current market price reflects a market assumption that the SHC Transaction will be completed;

•	we may be required to pay the sellers in the SHC Transaction termination fees; and

•	costs related to the SHC Transaction, such as legal and accounting fees, must be paid even if the SHC Transaction is not completed.

Capitalization and Indebtedness

The following table sets forth our capitalization and indebtedness as of March 31, 2007 (in thousands), on an actual basis and as adjusted to give effect to the issuance of the 2,232,602 ordinary shares the resales of which are the subject of this prospectus. You should read this table in conjunction with the section captioned “Selling Shareholders,” our consolidated financial statements and the related notes incorporated by reference into this prospectus.

	As of
	December 31, 2006 (in thousands)	March 31, 2007 (in thousands)
	(Audited)	(Unaudited)
Liabilities:
Total bank debt, including current portion	668	2,136

Shareholders’ equity:
Ordinary shares, NIS 0. 0588235 per share, 6,800,000 authorized on December 31, 2006, and on March 31, 2007. 4,001,126 outstanding on December 31, 2006, and 4,001,126 outstanding on March 31, 2007	64	64

Additional paid-in capital	33,562	33,778
Unrealized losses on available for sale securities	-	726
Accumulated deficit	(18,625)	(19,706)

Total shareholders’ equity	$15,001	$14,862

Reasons for the Offer and Use of Proceeds

The reason for the offer is our undertakings under certain registration rights agreements we entered into in connection with the transactions described above under the caption “Transactions with Selling Shareholders.” We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders. Up to the date of this document we have received $1,259,338 from the exercise of the warrants issued to the selling shareholders. If the remaining outstanding warrants are exercised in full, we would realize proceeds before expenses in the amount of up to $2,334,576. The net proceeds of the exercise of the warrants will be used for working capital and general corporate purposes. We will bear the costs (other than underwriting fees or commissions, if applicable) associated with the sales of the ordinary shares.

Interests of Experts and Counsel

None of our experts or counsels was employed on a contingent basis or owns an amount of shares in the company or its subsidiaries which is material to that person or has a material economic interest in us or that depends on the success of the offering.

The Offering and Listing

Aggregate number of ordinary shares offered by the Selling Shareholders pursuant to this Prospectus (including warrants)	2,232,602 ordinary shares. See the section captioned “Selling Shareholders.”

Aggregate number of ordinary shares issuable, as of the date of this prospectus, upon exercise of warrants offered by the Selling Shareholders pursuant to this Prospectus	516,685 ordinary shares. See the section captioned “Selling Shareholders.”

Ordinary shares to be outstanding after this Offering (1)
4,539,788 shares, excluding the ordinary shares issuable as of the date of this Prospectus upon exercise of outstanding options, warrants and convertible bonds but including ordinary shares issuable upon exercise of the warrants described in this Prospectus. We currently have outstanding options to acquire 881,568 ordinary shares, 584,049 of which are currently exercisable, warrants to acquire 243,249 ordinary shares and convertible bonds to acquire 631,313 ordinary shares (including ordinary shares issuable upon exercise of the warrants described in this prospectus), all of which are currently exercisable.

OTC Bulletin Board	“VUNCF”

Euronext Brussels Symbol	“VUNC”

(1) The number of ordinary shares to be outstanding after this offering is calculated based upon the number of ordinary shares issued and outstanding as of July 31, 2007, assuming the exercise of warrants to purchase 382,719 ordinary shares issuable upon exercise of warrants held by the selling shareholders and assuming the exercise of warrants to purchase 133,966 ordinary shares issuable upon exercise of warrants held by certain consultants, and does not include, as of July 31, 2007: (a) 881,568 ordinary shares reserved for issuance upon exercise of outstanding options at a weighted average exercise price of $ 4.66 per share; (b) 1,702,267 ordinary shares authorized for option grants to employees and officers under our option plan, which remain subject to all required approvals under Israeli law; (c) warrants to acquire 243,249 ordinary shares and; (d) convertible bonds to acquire 631,313 ordinary shares;

Price Range of Our Shares

The tables included below set forth information regarding the price history of the ordinary shares on the Euronext Brussels stock market and the OTC Bulletin Board for the periods indicated.

We were traded on the NASDAQEurope stock market since April 19, 1999. On October 23, 2003, following the closing of the NASDAQEurope stock market, we transferred the listing of our shares to Euronext Brussels stock market where we are currently traded under the symbol “VUNC”.

Our ordinary shares were quoted on the OTC Bulletin Board Market under the symbol “VUNC.OB”, from November 5, 2004.

The following table shows, for the periods indicated, the high and low closing prices of our ordinary shares in euros as reported on the NASDAQEurope stock market or the Euronext Brussels stock market, as applicable (conversion to U.S. dollars is based on the exchange rate published by the Bank of Israel). The following table also shows, for the periods indicated since November 5, 2004, the high and low closing prices of our ordinary shares on the OTC Bulletin Board Market.

The Company has not issued any securities in connection with a pre-emptive issue.

Period	European market (1)		US market (2)
	Per share ($)
	High	Low	High	Low
Annual
2002	3.32	0.59	N/A	N/A
2003	4.41	1.65	N/A	N/A
2004	15.65	3.24	15.59	12.59
2005	16.41	3.12	15.06	3.29
2006	6.71	3.18	6.59	3.24
Financial quarters
2005
First quarter	16.41	11.29	15.06	13.23
Second quarter	13.06	4.41	14.00	4.00
Third quarter	4.82	4.35	5.59	3.88
Forth quarter	4.65	3.12	5.24	3.29
2006
First quarter	5.12	3.18	6.47	3.59
Second quarter	4.59	3.29	5.18	3.53
Third quarter	6.71	3.29	6.59	3.24
Forth quarter	6.00	4.71	5.88	3.94
2007
First quarter	5.24	3.59	5.41	3.82
Second quarter	5.28	4.25	6.18	5.1
Most recent six months
January 2007	5.27	4.29	4.59	4.12
February 2007	4.47	4.29	4.65	4.12
March 2007	5.18	3.59	5.41	4.29
April 2007	5.24	4.24	6.18	5.41
May 2007	5.28	4.44	6.06	5.45
June 2007	5.08	4.52	5.62	5.1
July 2007	4.66	4.21	5.20	4.6

(1) Our shares were quoted on the NASDAQEurope stock market since April 19, 1999 and since October 23, 2003 on the Euronext Brussels stock market.

(2) Our ordinary shares were quoted on the OTC bulletin board from November 5, 2004.

(3) Share prices are adjusted to give effect to our 1-for-5.88235 reverse share split effective for trading purposes on May 14, 2007.

On August 20 , 2007, the last reported sale price of our ordinary shares on the Euronext Brussels stock market was 3.25 Euro equivalent to 4.383 $ per share and on the OTC bulletin board 4.61 $ per share.

Plan of Distribution

The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling ordinary shares or interests in ordinary shares received after the date of this prospectus from a selling shareholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of ordinary shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the ordinary shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such ordinary shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our ordinary shares or interests therein, the selling shareholders may loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares offered by this prospectus, which ordinary shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the ordinary shares offered by them will be the purchase price of the ordinary shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling shareholders also may resell all or a portion of the ordinary shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the ordinary shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the ordinary shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of ordinary shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the ordinary shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholders against liabilities, including certain liabilities under the Securities Act and state securities laws, relating to the registration of the ordinary shares offered by this prospectus.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of: (1) such time as all of the ordinary shares covered by this prospectus have been sold; and (2) the date on which the ordinary shares may be sold pursuant to Rule 144(k) of the Securities Act.

Selling Shareholders

 This prospectus covers offers and sales of the following ordinary shares:

•	836,290 ordinary shares issued in connection with a private placement completed on December 9, 2005;

•	292,701 ordinary shares issuable upon the exercise of warrants having an exercise price of $3.529 per share that were issued in connection with a private placement completed on December 9, 2005;

•
4,250 ordinary shares issuable upon the exercise of warrants having an exercise price of $5.00 per share and 4,250 ordinary shares issuable upon the exercise of warrants having an exercise price of $5.235 per share that were issued to Goldhar Corporate Finance Ltd as a portion of the placement agent fee in connection with a private placement completed during September 2004 and as a consultant’s fee, respectively.

•	17,000 ordinary shares issuable upon the exercise of warrants having an exercise price of $5.00 per share that were issued to Hausman Elie as a portion of a consultant’s fee.

•	265,001 ordinary shares issued in connection with a private placement completed on July 15, 2004.

•	106,001 ordinary shares issuable upon the exercise of warrants having an exercise price of $6.47 per share that were issued in connection with a private placement completed on July 15, 2004.

•	420,000 ordinary shares issued in connection with a private placement completed on September 10, 2004.

•	168,000 ordinary shares issuable upon the exercise of warrants having an exercise price of $6.47 per share that were issued in connection with a private placement completed on September 10, 2004.

•
75,600 ordinary shares issuable upon the exercise of warrants having an exercise price of $0.85 per share and 30,240 ordinary shares issuable upon the exercise of warrants having an exercise price of $6.47 per share that were issued to Broadband Capital LLC as a portion of the placement agent fee issued in connection with a private placement completed on September 10, 2004.

•
12,750 ordinary shares issuable upon the exercise of warrants having an exercise price of $6.47 per share that were issued to Meitav Capital Ltd. as a portion of the placement agent fee issued in connection with a private placement completed on July 15, 2004.

•
500 ordinary shares issuable upon the exercise of warrants having an exercise price of $6.47 per share that were issued to Max Tech Ltd. as a portion of the placement agent fee issued in connection with a private placement completed on July 15, 2004.

We understand that the selling shareholders named below may sell the ordinary shares held by it as listed below as of the date of this prospectus. To our knowledge, except as disclosed below, none of the selling shareholders is a director, officer or consultant of the company, a holder of 10% or more of our shares, (other than SSF, SSFQP and Cayman), or a broker-dealer. The information provided in the table below with respect to each selling shareholder has been obtained from the selling shareholders as of July 31, 2007. We have identified in the footnotes those individuals who have or share voting and/or investment control over each such selling shareholders. Because the selling shareholders may sell all, some or none of the ordinary shares beneficially owned by it, we can estimate neither the number nor the percentage of ordinary shares that will be beneficially owned by the selling shareholders following this offering. See the section captioned “Plan of Distribution”. However, the table assumes that all ordinary shares being offered under this prospectus are ultimately sold in the offering. The ordinary shares covered by this prospectus shall be deemed to include ordinary shares offered by any pledgee, donee, transferee or other successor-in-interest of the selling shareholders, provided that this prospectus will be amended or supplemented if required by applicable law.

Certain of the ordinary shares being offered by the selling shareholders are issuable upon the exercise of warrants. For additional information regarding the warrants, see the section captioned “Transactions with Selling Shareholders”.

We are registering the ordinary shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except as indicated in the table below and as described under the section captioned “Transactions with Selling Shareholders,” the selling shareholders have not had any material relationships with us within the past three years.

	Relationship with us within past	Ordinary shares owned prior to offering (including underlying warrants and convertible bonds)			Ordinary shares being offered (including underlying		Ordinary shares being offered underlying		Ordinary shares beneficially owned after offering
Name of beneficial owner	three years	Number		Percent	warrants)		warrants		Number	Percent
Oded Haim Peer 22 Hermon Street, Hashmonaim, Israel	Party to purchase agreement	19,194	(1)	0.475%	19,194	(1)	19,194	(1)	0	0
Orpaz Zeev 41 Ben Zvi Street, Givatayim, Israel	Party to purchase agreement	960	(2)	0.024%	960	(2)	960	(2)	0	0
Rachl Horowitz P.O.B. 1676, Hashmonaim 73127, Israel	Party to purchase agreement	14,396	(3)	0.357%	14,396	(3)	14,396	(3)	0	0
Yehuda Jason Laufer 9-09 Fairhaven Place, Fairlawn, NJ 07410	Party to purchase agreement	960	(2)	0.024%	960	(2)	960	(2)	0	0
Yehuda Shvager 13 Haggeffen Street, Hashmonaim, Israel	Party to purchase agreement	7,404	(5)	0.184%	7,404	(5)	1,920	(5)	0	0
Itzik Babayuv 5 Shachaf Street, Hod Hasharon, Israel 45351	Party to purchase agreement	40,719	(6)	1.009%	40,719	(6)	10,557	(6)	0	0
Abraham Grinfeld 13 Barlev Street, Kiryat Ono Israel	Party to purchase agreement	8,800	(7)	0.218%	8,800	(7)	8,800	(7)	0	0
Special Situations Fund III, L.P. (“SSF”) 527 Madison Avenue, Suite 2600, New York, New York 10022	Party to purchase agreement	1,475,405	(8)	33.36%	925,405	(9)	239,920	(9)	550,000	13.15%
Special Situations Fund III, Q.P. (“SSFQP”) 527 Madison Avenue, Suite 2600, New York, New York 10022	Party to purchase agreement	1,475,405	(8)	33.36%	925,405	(9)	239,920	(9)	550,000	13.15%
Special Situations Cayman Fund, L.P. (“Cayman”) 527 Madison Avenue, Suite 2600, New York, New York 10022	Party to purchase agreement	1,475,405	(8)	33.36%	925,405	(9)	239,920	(9)	550,000	13.15%
Goldhar Corporate Finance Ltd 20 Linkolen St., Tel-Aviv, Israel	Consultant	8,500	(10)	0.211%	8,500	(10)	8,500	(10)	0	0
Elie Hausman 600 West End Avenue New York, NY 10024	Consultant	17,000	(11)	0.421%	17,000	(11)	17,000	(11)	0	0

(1)	Includes 19,194 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007.
(2)	Includes 960 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007.
(3)	Includes 14,396 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007.
(4)	Includes 960 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007.
(5)	Includes 1,920 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007.
(6)	Includes 10,557 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007.
(7)	Includes 8,800 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007.
(8)
Includes 16,871 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007 and convertible bonds which can be convert into 6,600 ordinary shares held by SSF, 197,292 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007 and convertible bonds which can be convert into 98,000 ordinary shares held by SSFQP and 53,660 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007 and convertible bonds which can be convert into 26,713 ordinary shares held by Cayman.

(9)
Includes 15,469 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007 held by SSF, 176,467 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007 held by SSFQP and 47,984 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007 held by Cayman.

(10)	Includes 8,500 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007.
(11)	Includes 17,000 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007.
(12)
Percent of shares beneficially owned prior to and after this offering has been determined based on 4,023,103 shares outstanding as of July 31, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes ordinary shares subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days. Such shares issuable pursuant to such options or warrants are deemed outstanding for computing the percentage ownership of the person holding such options but not deemed outstanding for the purposes of computing the percentage ownership of any other person. To our knowledge, the persons named in this table have sole voting and investment power with respect to all ordinary shares shown as owned by them.

	Relationship with us within past	Ordinary shares owned prior to offering (including underlying warrants and convertible bonds)			Ordinary shares being offered (including underlying		Ordinary shares being offered underlying		Ordinary shares beneficially owned after offering
Name of beneficial owner	three years	Number		Percent	warrants)		warrants		Number	Percent
Meitav Gemel Ltd. 35 Yehuda Halevi st., Tel Aviv, 65546, Israel	Party to purchase agreement	47,001	(1)	1.160%	47,001	(1)	28,001	(1)	0	0
Y.A.Z. Investments & Assets Ltd. 41 Nahalat Binyamin st., Tel Aviv, Israel	Party to purchase agreement	12,000	(2)	0.297%	12,000	(2)	12,000	(2)	0	0
Adina Grinfeld 17 Hagedut Haevri, Ra`anana, Israel	Party to purchase agreement	6,001	(3)	0.149%	6,001	(3)	2,001	(3)	0	0
Amotz Raz 6 Trumpeldorf, Givat Shmuel, Israel	Party to purchase agreement	2,001	(3)	0.050%	2,001	(3)	2,001	(3)	0	0
Yehuda Biron 1 Belkino, Tel Aviv, Israel	Party to purchase agreement	2,001	(3)	0.050%	2,001	(3)	2,001	(3)	0	0
Ester Orkovi 97 Sderot Ben Gurion, Azur, Isael	Party to purchase agreement	2,001	(3)	0.050%	2,001	(3)	2,001	(3)	0	0
Abraham Peer 22 Hermon st., Hashmonaim, Israel	Party to purchase agreement	14,001	(4)	0.347%	14,001	(4)	14,001	(4)	0	0
Meir Schonherz 1 Hashachar St. Saviun, Israel	Party to purchase agreement	2,001	(3)	0.050%	2,001	(3)	2,001	(3)	0	0
Provident Fund of The Employees of The Hebrew University of Jerusalem I.N.T. MT Scopus, Jerusalem, 91905, Israel	Party to purchase agreement	14,002	(5)	0.348%	14,002	(5)	4,001	(5)	0	0
Ester Dodkewitz 18 Harimon st., Hashmonaim, Israel	Party to purchase agreement	8,001	(6)	0.198%	8,001	(6)	8,001	(6)	0	0
Glomare BV 2 Zuidveldigerkeg 9334 TL Peest, Holand	Party to purchase agreement	4,001	(4)	0.099%	4,001	(4)	4,001	(4)	0	0
Orkobi Avishai 97 Shderot Ben Gurion, Azur, 58017, Israel	Party to purchase agreement	4,001	(4)	0.099%	4,001	(4)	4,001	(4)	0	0
Michael Rapp (13) (14) 805 Third Avenue, 15th floor New York, NY, 10022	A worker of a financial advisor	72,757	(7)	1.776%	72,757	(7)	72,757	(7)	0	0

Philip Wagenheim (13) (14) 805 Third Avenue, 15th floor New York, NY, 10022	A worker of a financial advisor	17,729	(8)	0.439%	17,729	(8)	17,729	(8)	0	0
Karl Brenza (13) (14) 805 Third Avenue, 15th floor New York, NY, 10022	A worker of a financial advisor	5,292	(9)	0.131%	5,292	(9)	5,292	(9)	0	0
Broadband Capital Management LLC (14) (15) 805 Third Avenue, 15th floor New York, NY, 10022	Financial advisor	5,292	(9)	0.131%	5,292	(9)	5,292	(9)	0	0
Jeffrey Meshel (13) (14) 805 Third Avenue, 15th floor New York, NY, 10022	A worker of a financial advisor	4,771	(10)	0.118%	4,771	(10)	4,771	(10)	0	0
Goldhar Corporate Finance Ltd (16) 20 Linkolen St, Rubinshtein house, Tel-Aviv, Israel	Financial advisor	2,125	(11)	0.053%	2,125	(11)	2,125	(11)	0	0
Max Tech Ltd. (16) 5a Burgermeister Herb St. Borwang, Germany	Financial advisor	500	(12)	0.012%	500	(12)	500	(12)	0	0

(1)	Includes 28,001 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007.
(2)	Includes 12,000 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007.
(3)	Includes 2,001 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007.
(4)	Includes 14,001 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007.
(5)	Includes 4,001 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007.
(6)	Includes 8,001 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007.
(7)	Includes 72,757 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007.
(8)	Includes 17,729 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007.
(9)	Includes 5,292 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007.
(10)	Includes 4,771 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007.
(11)	Includes 2,125 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007.
(12)	Includes 500 ordinary shares underlying warrants, which are currently exercisable or exercisable within 60 days as of July 31, 2007.
(13)
Employee or principal of Broadband Capital Management LLC, a broker/dealer, that acted as placement agent for our private placement of ordinary shares and warrants consummated in August and September 2004. Michael Rapp is the Managing Member of, and has voting and/or investment control over, Broadband Capital Management LLC.

(14)	Represents shares issuable upon exercise of warrants issued to Broadband Capital Management LLC as partial compensation for serving as a placement agent in our September 2004 private placement.
(15)	Michael Rapp has voting and/or investment control over this selling shareholder.
(16)	Represents shares issuable upon exercise of warrants issued as partial compensation for serving as a placement agent in our July 2004 private placement.
(17)
Percent of shares beneficially owned prior to and after this offering has been determined based on 4,023,103 shares outstanding as of July 31, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes ordinary shares subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days. Such shares issuable pursuant to such options or warrants are deemed outstanding for computing the percentage ownership of the person holding such options but not deemed outstanding for the purposes of computing the percentage ownership of any other person. To our knowledge, the persons named in this table have sole voting and investment power with respect to all ordinary shares shown as owned by them.

Expenses

We have agreed to incur all of such costs on behalf of the selling shareholders. We have incurred, or will incur, approximately $ 30,000 of expenses in connection with the sale of the ordinary shares covered by this Form F-3, which include the following categories of expenses:

SEC registration fee	-
Printing and photocopying fees	-
Legal fees and expenses	$30,000
Accounting fees and expenses	-
Transfer agent and registrar fees and expanses	-
Total expenses	$30,000

The above table does not include the expenses we incurred as part of the filing of the Forms F-1 and amendments thereto which amounts to approximetley $1,550 thousands.

Description of Ordinary Shares

As of July 31, 2007, our authorized share capital consisted of 6,800,000 ordinary shares, nominal value NIS 0.0588235 per share, of which 4,023,103 were issued and outstanding, excluding shares issuable upon exercise of warrants or options. In April 2007, following our Board of Directors’ approval from March, 2007, our shareholders approved a 1 for 5.88235 share consolidation (also known as a reverse stock split) that caused the shares authorized in our memorandum of association and articles of association and our issued ordinary shares to be reduced to a number of ordinary shares which caused the bid price of our ordinary shares to be approximately $6.00, based upon the closing bid price of our ordinary shares on the OTC Bulletin Board on the trading day of April 28, 2007. Following such Share consolidation, as of May 14, 2007, our authorized share capital amounts to 6,800,000 and our issued ordinary shares is 4,011,501.

As of July 31, 2007 our existing stock option plan had 881,568 ordinary shares available for future issuance. In December 2004, we filed a Registration Statement on Form S-8 with the Securities and Exchange Commission registering: (a) 1,000,000 ordinary shares available for issuance upon exercise of stock options reserved for grant under the Option Plan, (b) 3,494,315 ordinary shares issued or issuable upon exercise of options previously granted under the Option Plan, and (c) 643,595 ordinary shares issued or issuable upon exercise of options previously granted under the 1999 Option Plan. As of July 31, 2007, we have also issued 759,935 warrants to acquire ordinary shares to investors and consultants, at various prices, which expire between 2009 to 2010 and convertible bonds to acquire 631,313 ordinary shares. The ownership or voting of ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel.

Foreign Exchange Controls and Other Limitations

Under Israeli law, non-residents of Israel who purchase ordinary shares with certain non-Israeli currencies (including dollars) may freely repatriate in such non-Israeli currencies all amounts received in Israeli currency in respect of the ordinary shares, whether as a dividend, as a liquidating distribution, or as proceeds from any sale in Israel of the ordinary shares, provided in each case that any applicable Israeli income tax is paid or withheld on such amounts. The conversion into the non-Israeli currency must be made at the rate of exchange prevailing at the time of conversion.

Experts

Our consolidated financial statements as of December 31, 2006 and 2005 are incorporated by reference into this registration statement, have been audited by Fahn Kanne & Co. a member of Grant Thornton International, as set forth in their report thereon incorporated herein by reference. These consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of that firm as experts in accounting and auditing.

Legal Matters

Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by Morrison & Foerster LLP, New York, New York. The validity of the ordinary shares being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Yossi Avraham, Arad & Co., Advocates, Tel-Aviv, Israel.

 Material Changes

Other than the changes described in the Annual Report on Form 20-F for the fiscal year ended December 31, 2006 and in the Reports on Form 6-K filed by us under the Exchange Act and incorporated by reference herein, no reportable material changes have occurred since December 31, 2006.

Incorporation of certain documents by reference

The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the Securities and Exchange Commission. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the Securities and Exchange Commission on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2006; and

•
Our reports of Form 6-K submitted to the Securities and Exchange Commission on January 4, 2007; March 7, 2007; March 28, 2007; April 18, 2007; May 2, 2007; May 31, 2007; June 14, 2007 and both Form 6-K submitted on July 5, 2007;

We also incorporate by reference all of our subsequent Annual Reports on Form 20-F filed with the Securities and Exchange Commission prior to the termination of this offering. In addition, we may incorporate by reference our future reports on Form 6-K submitted to the Securities and Exchange Commission to the extent we state in those forms that they are being incorporated by reference into this prospectus.

As you read the above documents, if you find inconsistencies among the documents, or between any of the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference in this prospectus.

We will provide to each person (including any beneficial owner) to whom this prospectus has been delivered a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request, and at no cost to the party making the request. Requests should be directed to Vuance Ltd. Sagid House “Hasharon Industrial Park”, P.O.B. 5039, Qadima 60920, ISRAEL, Attention: Investor Relations. Our phone number is 011-972-9-889-0800.

Where You Can Find More Information

We are subject to the information reporting requirements of the Exchange Act, applicable to foreign private issuers. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the Securities and Exchange Commission, within 180 days after the end of each fiscal year, an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also furnish Reports on Form 6-K containing unaudited interim financial information for the first three quarters of each fiscal year.

You may read and copy any document we file with or furnish to the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F. Street, N.E., Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. In addition, the Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. You can review our Securities and Exchange Commission filings, including the registration statement by accessing the Securities and Exchange Commission’s Internet website at www.sec.gov.

Disclosure of Commission Position on Indemnification For Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than any payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Enforceability of Civil Liabilities

We are incorporated under the laws of the State of Israel. Service of process upon our directors and executive officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, will be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers or the Israeli experts named in the prospectus, will be difficult to collect outside those countries.

We have been informed by our legal counsel in Israel that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act in original actions instituted in Israel. However, subject to certain time limitations, Israeli courts generally enforce a final executory judgment of a foreign court in civil matters including judgments based upon the civil liability provisions of the Securities Act and the Securities Exchange Act or the Belgian securities laws and including a monetary or compensatory judgment in a non-civil matter, provided that:

•
the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•	the foreign court is not prohibited by law from enforcing judgments of Israeli courts;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his evidence;

•	the judgments and the enforcement of the civil liabilities are not contrary to the law, public policy, security or sovereignty of the State of Israel;

•	the judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties;

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

•	the obligations under the judgment are enforceable according to the laws of the State of Israel.

We have irrevocably appointed SuperCom,Inc. as our agent solely to receive service of process in any action against us in any United States federal court or the courts of the State of New York arising out of this offering.

Foreign judgments enforced by Israeli courts will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date thereof, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli law prevailing at that time. Judgment creditors must bear the risk of unfavorable exchange rate movement.

Vuance Ltd.

Ordinary Shares and Warrants

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Our articles provide that we may indemnify an office holder, post factum, for the following cases of liability and expenses incurred by him or her as a result of an act done by him or her by virtue of being an office holder:

•	a monetary liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement judgment or an arbitrator award approved by a competent court, and

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed on him or her by a court, in a proceeding brought against him by or on our behalf or by another person, or in a criminal proceeding from which he or she were acquitted, or in a criminal proceeding in which he or she were convicted for a criminal offense that does not require evidence of criminal mens-rea.

We have obtained directors and officers liability insurance for the benefit of our office holders

The Israeli Companies Law, 1999-5759, or the Companies Law, provides that a company may not exempt or indemnify an office holder, or enter into an insurance contract, which would provide coverage for any monetary liability incurred as a result of any of the following:

•
a breach by the office holder of his or her duty of loyalty towards the company unless, with respect to insurance and indemnification coverage, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his or her duty of care if the breach was done intentionally or recklessly, except if done merely negligently;

•	any act or omission done with the intent to derive an illegal personal benefit; or

•	any fine levied against the office holder.

In addition, under the Companies Law, any exemption of, indemnification of, or procurement of insurance coverage for, our office holders must be approved by our audit committee and our board of directors and, if the beneficiary is a director, an additional approval by our shareholders is required.

Item 9. Exhibits

See the Exhibit Index included herewith which is incorporated herein by reference.

Item 10. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above shall not apply to the extent that the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering; provided, however, that this Paragraph (4) shall not apply to the extent that such financial statements and information are contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement; and

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the municipality of Qadima, Israel, on August 21, 2007.

By:	/s/ Eyal Tuchman

Name: Eyal Tuchman
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints Mr. Eyal Tuchman as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-3 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on August 21, 2007.

Signature	Title
/s/ Eyal Tuchman

Eyal Tuchman	Chief Executive Officer

/s/ Lior Maza

Lior Maza	Chief Financial Officer

/s/ Eli Rozen

Eli Rozen	Chairman of the Board

/s/ Avi Landman

Avi Landman	Director

/s/ Jaime Shulman

Jaime Shulman	Director

/s/ Michael Brikman

Michael Brikman	External Director

/s/ Ilan Horesh

Ilan Horesh	External Director

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Incorporation by Reference

4.1	Memorandum of association of the Company	Incorporated herein by reference from the company’s Registration Statement on Form 20-F filed on July 29, 2004(File No.: 0-50790).
4.2	Amended and restated Articles of Association of the Company
Previously submitted to the Securities and Exchange Commission on, and incorporated herein by reference to, Exhibit A to Exhibit 1 to the Company’s report on Form 6-K submitted on July 5, 2007 (File No. 000-50790).

4.3	Purchase agreement with SSF
4.4	Registration rights agreement with SSF
4.5	Form of warrant to purchase ordinary shares issued by the Company to SSF
4.6	Forms of stock certificates representing ordinary shares of the Company
5.1	Opinion of Yossi Avraham, Arad & Co. regarding the legality of the securities being registered (including consent)
23.1	Consent of Fahn Kanne & Co.
23.2	Consent of BDO McCabe Lo & Company
23.3	Consent of Yossi Avraham, Arad & Co. (included in Exhibit 5.1)
24.1	Power of attorney (included on signature page)

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